LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com/

April 25, 2006
NR 33	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR STAKES 16 NEW URANIUM PIPES; 47 MILES OF GEOPHYSICAL LINES ARE POSITIONED; DRILL SITE PERMITTING IN PROGRESS

Tucson, Arizona – April 25, 2006 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that 104 additional claims have been staked at the Company’s North Pipes Project in Northern Arizona covering about 3.4 square miles in 4 blocks including 16 new uranium breccia pipe targets (Pipes). Combined with the claims previously announced, the Company now controls 651 mining claims covering about 13,476 acres or approximately 21 square miles in 41 blocks including 123 Pipes. Geologic work continues. Each Pipe has the potential to be a stand-alone uranium mine if mineralization of sufficient quantity and grade is discovered.

An aggressive reconnaissance program has been going on since October of 2005 when it became apparent that a land rush to the area was probable. This rush is now taking place with at least 14 other companies in addition to Liberty Star active in the area. The Company has identified numerous additional Pipes and additional claim staking is progressing at the current time. Further acquisitions will be announced as they are completed.

Plans for the initial ground electrical geophysical survey known as CSAMT (Controlled Source Audio-range Magneto Tellurics) are finalized. In order to enable the geophysical team to precisely plot sub surface mineralization associated with uranium in three-dimensional space, company surveyors have very accurately monumented 1,500 locations where electrodes will be placed. Some 47 miles of lines are surveyed over 32 Pipes interpreted from surface data. The Company has prioritized the top 20 pipes out of the 123 currently held based on knowledge to-date. This survey includes Pipes prioritized as follows: 1. Rock SW, 2. Wizard, 3. Wildband and 10. Wildband South (a cluster of seven pipes some yet to be named), 4. “Pipe” (which is a cluster of four Pipes, three unnamed) and 5. Flat Top, a cluster of two pipes. The pipes appear to be complexly clustered which the Company believes is positive for mineralization. All of these Pipes are within a few miles of past producing uranium mines.

Zonge Engineering will start the geophysical survey soon and will be in the field for 20 days. An approximate progress of 20 line miles is anticipated, so about half of the surveyed points will be completed during the first field stint. After a break, another 20-day stint of fieldwork will be done. The data will be interpreted and a three dimensional model generated for each mineral body detected. A drilling program will be designed around each geophysical model.

Liberty Star has engaged Carothers Environmental LLC a full service environmental firm. They will provide turnkey comprehensive services from drill permitting to mine permitting. Using their “fast track” approach with the various requirements and agencies, they believe that a mine in this area can be permitted for production within about twelve months. They have recently met with the BLM and Arizona Fish and Game offices in charge of the North Pipes region to lay out a template for permitting all of the Company breccia pipes on the North Pipes project. Fieldwork has been done on the Wizard and “Pipe” areas. They believe that these two areas will have permits for drilling in about 20 days from submission. Fieldwork on other Pipe targets will be ongoing to dovetail with geophysical results and drill rig availability.

The Company is working with a major drilling firm to design an innovative and cost effective turnkey drilling operation that is targeted for start-up in mid summer.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the North Pipes project area of Northern Arizona, Liberty Star additionally now has 651 standard Federal lode mining claims covering 13,476 acres or about 21 square miles in 41 separate blocks covering 123 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with News Release 24 includes 163 Alaska State Mining Claims covering 40.8 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that each pipe has the potential to be a stand-alone uranium mine if mineralization of sufficient quantity and grade is discovered; that we have identified numerous additional pipes and additional claim staking is progressing at the current time; that further acquisitions will be announced as they are completed; that plans for the initial ground electrical geophysical survey are finalized; that electrodes will be placed on 1,500 locations and 47 miles of lines are surveyed over 32 pipes; that indications are positive for mineralization; that Zonge Engineering will start the geophysical survey soon and will be in the field for 20 days in each of 2 stints; that the data will be interpreted and a three dimensional model generated for each mineral body detected; that a drilling program will be designed around each geophysical model; that Carothers Environmental LLC will provide turnkey comprehensive services using a “fast track” approach with the various requirements and agencies; that a mine in this area can be permitted for production within about twelve months; that they will have permits for drilling in about 20 days from submission; that fieldwork on other Pipe targets will be ongoing; and that a drilling operation is targeted for start-up in mid summer.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration or further staking; that other parties will have staked all our intended targets; that weather, logistical problems or hazards prevent us from or delay our exploration; that analysis of data cannot be done accurately and at depth; results that we have found in any particular holes are not necessarily indicative of larger areas of our property; that we are unable to retain or reach final agreement with qualified employees or consultants to carry out our plans; that regulatory bodies do not provide permits as expected; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact: James A. Briscoe (520) 731-8786